For the period ended 01/31/04                                      Series 11
File Number 811-2429

Sub-Item 77D(a):  Policies with respect to security investments
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Supplement Dated August 8, 2003
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While most of the Fund's assets will be invested in U.S.  securities,  up to 30%
of the Fund's total assets may be invested in foreign securities purchased in either foreign or U.S. markets.